EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler

Investor Relations

Tele: 714-573-1121

Email: investor_relations@mflex.com

M-FLEX REPORTS STRONG RESULTS FOR YEAR-END AND FOURTH QUARTER

AND PROVIDES EARNINGS GUIDANCE FOR THE

FIRST QUARTER OF FISCAL 2006

Fourth Quarter Revenue and Net Income are Highest in the Company’s 21-Year History

Anaheim, CA, Nov. 4, 2005 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal year ended September 30, 2005, increased by 41 percent to $357.1 million from $253.0 million for fiscal 2004, while net income for fiscal 2005 increased 45 percent to $37.2 million, or $1.51 per diluted share, compared to $25.7 million, or $1.27 per diluted share for fiscal 2004. For fiscal 2005, gross margins were 22 percent and resulted primarily from the company’s ability to leverage its fixed costs on increased revenues which offset increased material costs during the year.

According to M-Flex’s chairman and chief executive officer, Phil Harding, the vigorous sales growth that the company achieved during the year resulted from several factors including:

•	expanded use of flexible circuitry as well as an increase in the complexity of the assemblies mounted on the flex circuits as electronics manufacturers — especially handset makers — increasingly recognize the design and engineering advantages that flexible printed circuits provide,

•	continued strong demand from the company’s largest handset customer,

•	steady progress in the company’s initiative to increase sales to wireless customers other than the company’s largest customer, and

•	the company’s ongoing commitment to build its non-wireless customer base over the long term.

“The most significant gain in revenue during fiscal 2005 resulted from a 43 percent increase in sales to the wireless communications sector driven by increased sales to the company’s largest handset customer. Also contributing to these increased sales were two other handset manufacturers which grew to be among M-Flex’s ten largest customers during the year.

“In addition, growth in non-wireless telecommunications sales during the year, which includes sales to manufacturers of PDAs, medical devices, and electronic data storage equipment, increased 29 percent over 2004. Of these non-wireless customers, two medical electronics manufacturers as well as a leading electronic data storage company are now also among the company’s ten largest customers,” Harding said.

Sales during the year to all customers other than M-Flex’s largest customer, which includes other cell phone manufacturers and non-wireless telecommunications customers, increased 37 percent over fiscal 2004.

According to Harding, net sales as well as net income for the fourth quarter of 2005 were the highest quarterly results ever achieved by the company as net sales for the three-month period ended September 30, 2005, increased by 55 percent to $110.9 million from $71.6 million during the same period in 2004. Net income for the fourth quarter of fiscal 2005 was $11.0 million, or $0.44 diluted share, compared to $9.1 million, or $0.37 per diluted share for the same period in 2004. Gross margins for the quarter were 21.5 percent.

“Sales to the company’s largest customer during the fourth quarter of fiscal 2005 increased 73 percent over the fourth quarter of 2004, while sales to all other customers declined slightly when compared to the fourth quarter of 2004. This was due in part to unusually strong sales to customers other than the company’s largest customer in this same period in 2004. In addition, during the fourth quarter of 2005, M-Flex was in transition with the programs of its second largest handset maker as one program reached end-of-life and three others will ramp up in subsequent quarters. It is our expectation that this handset customer is on track to be nearly ten percent of our total revenues by mid-year of fiscal 2006,” Harding said

Aurora Optics, which M-Flex acquired in June 2005 as part of its strategy to capture a substantial portion of the expanding camera cell phone market, is expected to complete several prototypes for release in the first quarter of fiscal 2006. In addition, the first design of a new universal power adapter product that M-Flex is jointly developing with Mobility Electronics under an agreement entered into in March 2005, is anticipated to be released for volume production in mid 2006.

In addition, during 2005 M-Flex elevated its research and development program, which was previously a part of engineering, into its own department reporting directly to the COO. Leading the R&D effort is Charles (Bud) Tapscott, who was recently named chief technology officer.

Tapscott has been with M-Flex since 1994 and was general manager of the assembly operation that ultimately became integrated with M-Flex’s flexible printed circuit manufacturing in 2000. He was one of the first key application and design engineers to work with the handset manufacturer that today is the company’s largest customer. Prior to his role at M-Flex as chief technology officer, he had served as vice president of the company’s sales and marketing since January 2002.

According to Tapscott, an integral aspect of M-Flex’s R&D strategy is the company’s commitment to advance its technology in such a way that directly supports customers’ needs as these customers develop electronic and packaging solutions using flexible printed circuits and value-added components on flex. “For this reason, we work to become an extension of the customer’s design and engineering resources for flex and flex assembly technologies, including choosing office locations in strategic geographic areas to enable engineer-to-engineer communication.

“Also, by integrating the fabrication of the flexible printed circuit and the mounting of the component assemblies as M-Flex does, we facilitate greater creativity in our customers’ product development efforts at a reasonable cost. As a result, M-Flex offers competitively-priced and state-of-the-art assembly techniques designed specifically for flexible printed circuits that are quick-to-market,” Tapscott said.

In accordance with the company’s policy to provide earnings guidance for the upcoming quarter with the reporting of its quarterly financial results, Harding said that M-Flex expects its net sales for the first quarter ending December 31, 2005, to range between $ 117.0 million and $125.0 million and net income for the same period of between $11.0 million and $12.4 million.

Conference Call

M-Flex will host a conference call at 8 a.m. Eastern time (5 a.m. Pacific time) on Monday, Nov. 7, 2005 to review its financial results for the year-end and fourth quarter of fiscal 2005 and its earnings guidance for the first quarter of fiscal 2006. The dial-in number for the call in North America is 800-289-0569 and 913-981-5542 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 11 a.m. Eastern time (8 a.m. Pacific time) on Nov. 7, 2005. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 2078429.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins, trends in, and the company’s focus on, flex circuitry and the complexity of assemblies, the company’s diversification efforts, current and upcoming programs and product mix and the material content of such programs, trends in the approaches and demands of the company’s customers, growth and expansion of the company’s business and markets, including in the non-wireless telecommunications sector, the growth of sales to the company’s customers and the relative size of each customer to the Company, the company’s manufacturing capabilities, market opportunities, the company’s relationship and opportunities with its current and new customers, the release of the company’s camera cell phone modules and power adapter products, the benefits of the company’s strategies and acquisitions, the competitive advantages of the company and its customers, the development of and applications for new technology, expected tax rates, and the results of audits of the company in China and the United States. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “will,” “plan,” “expect,” “estimate,” “aim,” or similar words. For all of the foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
Net sales	$110,890	$71,586	$357,090	$253,049
Cost of sales	87,100	54,610	277,202	197,412

Gross profit	23,790	16,976	79,888	55,637

Operating expenses:
Sales and marketing	2,335	1,897	8,783	7,649
General and administrative	5,918	2,514	18,470	11,569

Total operating expenses	8,253	4,411	27,253	19,218

Operating income	15,537	12,565	52,635	36,419
Interest expense, net	(210)	(20)	(514)	468
Other (income) / expense, net	(163)	(62)	(378)	100

Income before provision for income taxes	15,910	12,647	53,527	35,851
Provision for income taxes	(4,901)	(3,578)	(16,361)	(10,145)

Net income	$11,009	$9,069	$37,166	$25,706

Net income per share:
Basic	$0.46	$0.39	$1.57	$1.33
Diluted	$0.44	$0.37	$1.51	$1.27
Shares used in computing net income per share:
Basic	23,971,010	23,264,835	23,603,935	19,310,044
Diluted	25,135,153	24,314,271	24,593,998	20,306,842

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2005	September 30, 2004
Cash, cash equivalents and short term investments	$56,351	$38,377
Accounts receivable, net	71,488	44,382
Inventories	44,975	39,217
Other current assets	4,768	4,193

Total current assets	177,582	126,169
Property, plant and equipment	73,652	59,914
Other assets	8,366	3,915

Total assets	$259,600	$189,998

Accounts payable	$57,970	$26,079
Other current liabilities	11,486	21,129
Other liabilities	1,103	1,706
Stockholders’ equity	189,041	141,084

Total liabilities and stockholders’ equity	$259,600	$189,998